Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2011 Earnings Conference Call

Prepared Remarks

July 26, 2011

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 2nd quarter 2011. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

The second quarter of 2011 was our best quarter ever in VASCO’s history in terms of revenue. Revenues for Q2 were $43.0 million, an increase of approximately 74% compared to 2nd quarter of 2010. For the first six months of 2011, our revenues were $79.3 million, an increase of 63% over the first six months of 2010.

The growth in revenues for both the quarter and first six months of 2011 was driven by large orders from our banking market partially offset by a decline in revenues from our enterprise and application security market. Revenues from the banking market increased 114% for the quarter and 92% for the first six months of 2011 compared to the same periods in 2010. Revenues from the enterprise and application security market declined 8% for the quarter and 6% for the first six months of 2011 compared to the same periods in 2010. The combination of these two factors resulted in gross margins of 61% and 62% for the second quarter and first six months of 2011, respectively, compared to 71% and 70% for the comparable periods in 2010. Jan and Cliff will comment in more detail on gross margins as a percentage of revenue in their prepared remarks.

Q2 2011 was our 34th consecutive positive quarter in terms of operating income. Our operating income was approximately 8% of revenue.

Cash balances at June 30, 2011 totaled $84.6 million compared to $86.0 million at March 31, 2011. As you may know, VASCO has no debt and our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line and our market position.

We believe that 2011 will be a very strong year from a revenue perspective. Our strong order intake and significant number of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

Q2 continued the trend that we reported in previous quarters. We saw VERY strong growth in large orders and deliveries in the banking sector. It is clear, we believe, that the banks are back, and they are back to stay. However, our enterprise and application security markets’ performance were again weaker than we anticipated. We are working closely with our reseller channel to address this challenge.

We also believe that 2011 is a very important year from an investment perspective. We made investments in three areas in 2010 and 2011 that are having a significant impact on our reported results.

First, as you may recall, in anticipation of strong growth in our markets, we began an aggressive hiring program in 2010 that resulted in a 16% increase in our staff compared to December 31, 2009.

Second, we have been investing in our DIGIPASS as a Service, or DPS, platform. DPS is our cloud-based authentication platform that provides our customers with the ability to deploy two-factor authentication more quickly and less expensively than might be the case when compared to traditional product sales and licensing models. Users will benefit from the added security of two-factor authentication available on an increasing number of Internet sites and applications. Through the end of the second quarter we continue to invest in that platform with the expectation that it will not generate significant revenues in 2011. We expect that it will take time for the market to understand and embrace the DPS model.

Third, we have continued to invest in technologies that strengthen our product offering in both our traditional and new services businesses. In January 2011, we acquired DigiNotar and in April 2011, we acquired Alfa & Ariss. The acquisition of DigiNotar expands our abilities to offer PKI technology throughout our product line. The acquisition of Alfa & Ariss brought important know-how and engineering capabilities in the fields of linking applications in the cloud. As both of these transactions were focused on technology, they were expected to be slightly dilutive in 2011. We expect that these technologies will be important sources of new revenues in the years ahead.

Looking forward, we believe that banking will remain a strong growth catalyst for VASCO’s traditional business. We are also convinced that our enterprise and application security business will improve. Incremental to our traditional business, we believe that our two new, and exciting, services businesses, DIGIPASS as a Service and DigiNotar, will start to provide meaningful incremental revenue in the years ahead and expect that both business will generate high gross profit margins, which will help us return to the higher margins we have enjoyed previously.

So, we have a plan to grow the business, and improve our gross margins and bottom line results. The plan is to focus on the continued growth of our traditional business, banking, enterprise and application security, and the growth of our new, high-margin services businesses. We expect to achieve this plan through focus and execution by VASCO staff around the world.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, as Ken already mentioned, the second quarter of 2011 was our strongest quarter ever in terms of revenue.

Also as noted earlier by Ken, however, the mix of the increased revenues resulted in lower gross profit margins. I would like to comment on a few of the most significant factors impacting our performance for the second quarter and first six months of 2011.

The first factor is our renewed success in banking. Banks bring us large volume orders, with lower margins. We never were more successful in banking than at this moment. We do not anticipate a slowdown in the banking vertical in the short term.

The second factor is a decline in our non-banking markets, consisting of enterprise security and application security, which we believe is temporary. While enterprise security, that is our sales to corporations for their network security, did rather well during Q2, application security lagged behind. We believe that some recent wins in application security, especially in the gaming vertical, will bring our application security business back up to speed.

We are also seeing some changes in the enterprise security market. First, so-called “competitive replacement deals” appear to be gaining momentum. In the short term, we see an increasing number of enterprises that want to replace existing OTP systems with VASCO’s DIGIPASS. Second, from 2012 onwards, we expect that many large corporations will start using PKI instead of OTP systems for remote access. Such deals typically include large deployments, larger budgets and higher margins. We believe that the move to PKI will happen first in the U.S. With our recent DigiNotar acquisition and the launch of CertiID Managed PKI, we are well positioned to take advantage of this evolution.

The third factor affecting our performance for the second quarter and first six months of 2011 is the high transport costs for our goods from the factories to the customer. After the financial crisis, the rapidly increasing demand in banking forced us to accelerate production quite abruptly from the second half of 2010 onwards. In production of micro-electronics, the availability of components such as plastic, LCD screens, batteries… is crucial. We were able to meet our customers’ demand. Of course, this meant that we worked with very tight delivery schedules and deadlines. As a result, we had to transport the bulk of our deliveries by air, instead of less expensive transportation by ship. We expect that the share of air transport in our shipment costs will go back to pre-crisis levels in the future.

We have also taken actions to make our production even more flexible with increased capacity. We have been working with a fourth manufacturer to produce our product which will likely result in increased capacity. We have also opened our own warehouse in Hong-Kong where we now stock DIGIPASS components. This allows us to build a buffer for possible future events such as shortages of certain components.

As Ken already mentioned, we keep investing in our services strategy. We are convinced that this future-oriented business model will become an important source of revenue and high margins for VASCO.

We are also continuing to invest in new products. We are focused on integrating DigiNotar and Alfa & Ariss into our existing product and services portfolio. We are also continuing to invest the development of our own products. You may have recently seen our announcements of the launch of our CertiID SSL and EVSSL certificates and our CertiID Managed PKI offering. We also recently announced the launch of our DIGIPASS 836. There is much more to follow in the near future.

Thank you,

Thank you, Jan.

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2011 were $43.0 million, an increase of $18.2 or 74% from the second quarter of 2010. For the first six months, revenues were $79.3 million, an increase of $30.7 million or 63% from the comparable period in 2010.

The increase in revenue in the second quarter reflected a 114% increase in revenues from the banking market partially offset by an 8% decline in revenues from the enterprise and application security market. For the six months ended June 30, 2011, the increase reflected a 92% increase in revenues from the banking market partially offset by a 6% decline from the enterprise and application security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and Australian dollar to the US dollar. We estimate that revenues were $2.3 million higher for both the second quarter and first six months of 2011 than they would have been had the exchange rates in 2011 been the same as in 2010.

Due to the strong growth in revenues from the banking market, the percentage of total revenue coming from the enterprise and application security market decreased substantially as a percentage of total revenue for both the second quarter and first six months of 2011 when compared to 2010. Revenues from the enterprise and application security market were 17% of revenue for both the second quarter and first six months of 2011 compared to 33% of total revenue for the second quarter and 30% of total revenue for the first six months of 2010.

With the strength of the banking business in the European markets through the first half of 2011, the percentage of revenue coming from the Europe has increased in 2011 compared to the same periods in 2010. The geographic distribution of our revenue for the first six months of 2011 was approximately 75% from Europe, 6% from the U.S., 6% from Asia and the remaining 13% from other countries. Through the first six months of 2010, approximately 67% of our revenue was from Europe, 10% from the U.S., 8% from Asia and the remaining 15% was from other countries.

As noted earlier by Ken, our gross profit margins were 61% and 62% of revenue for the second quarter and first six months of 2011, respectively, compared to 71% and 70% of revenue for the comparable periods in 2010. The decrease in the gross profit margin for the second quarter and first six months of 2011 compared to 2010 primarily reflects:

•	a decrease in revenue and a decrease in the percentage of our total revenue that came from the enterprise and application security market,

•	a decrease in gross profit margins generated from revenues in the banking market,

•	an increase in freight costs associated with expedited delivery of products to the banking market, and

•	a decrease in non-hardware revenues as a percentage of total revenue, partially offset by

•	the positive impact on revenue and gross profit of changes in foreign currency rates.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% of our total revenue for both the second quarter and for the first six months of 2011 compared to 33% and 30% for the second quarter and first six months of 2010, respectively.

The decline in gross profit margin on revenues from the banking market reflected both an increase in large orders and an unfavorable mix of the products sold to the banking market for both the second quarter and first six months of 2011 compared to 2010. The reduction in the gross profit margin related to the larger orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders. The unfavorable mix of products reflects the fact that card readers, which can have a lower gross profit margin that is approximately 25 to 35 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 26% and 22% of our revenue for the second quarter and first six months of 2011, respectively, compared to 13% and 14% for the same periods in 2010.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was 22% of revenue for both the second quarter and first six months of 2011 and compares to approximately 27% and 26% of total revenue for the second quarter and first six months of 2010, respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in U.S. Dollars. Also, as previously noted, our sales are denominated in various currencies including the Euro and Australian Dollar. As the U.S. Dollar has weakened, when compared to the Euro and Australian Dollar in the same periods in the prior year, revenue from sales made in Euros and Australian Dollars increased, as measured in U.S. Dollars, without a corresponding change in cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have increased revenue by approximately $2.3 million for both the second quarter and first six months of 2011. Had the currency rates in 2011 been equal to the rates in 2010, the gross profit margin would have been approximately 2.2 percentage points lower for the quarter and 1.1 percentage points lower for the six months ended June 30, 2011.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2011 were $22.9 million and $42.5 million respectively, an increase of $7.0 million or 44% from the second quarter of 2010 and an increase of $10.7 million or 34% for the six months ended June 30, 2011. The increase in consolidated operating expenses was primarily related to the impact of our hiring program in 2010, our acquisitions of DigiNotar in January of 2011 and Alfa & Ariss in April of 2011 and the impact of changing currency exchange rates.

During the first quarter of 2010, in anticipation of strong growth in our markets in the later part of 2010 and into 2011, we began an aggressive hiring program that resulted in an increase in our staff by 48 persons, or approximately 16% for the full year 2010. As a result, our average headcount, excluding headcount associated with our acquisition of DigiNotar and Alfa & Ariss, for the second quarter and first six months of 2011 were 13% and 14% higher, respectively, than the same periods in 2010.

Operating expenses associated with the acquisitions of DigiNotar and Alfa & Ariss were approximately $1.9 million and $3.4 million for the second quarter and first six months of 2011, respectively. Operating expenses included $1.3 million of expenses related to operations and $0.6 million related to the amortization of purchased intangible assets for the second quarter and $2.2 million related to operations and $1.2 million related to the amortization of purchased intangible assets for the six months ended June 30, 2011.

As noted above, we estimate the changes in currency exchange rates, primarily the strengthening of the Euro and Australia Dollar compared to the U.S. Dollar, increased our operating expenses by $1.7 million and $1.4 million for the second quarter and six months ended June 30, 2011, respectively, compared to the same periods in 2010.

Excluding the impact of DigiNotar, Alfa & Ariss and changes in currency, operating expenses increased $3.5 million or 22% for the second quarter and $5.8 million or 18% for the six months ended June 30, 2011 over the same periods in 2010.

Operating income for the second quarter of 2011 was $3.4 million, an increase of $1.8 or 116% from the $1.6 million reported in the second quarter of 2010. For the first six months, operating income was $6.5 million in 2011, an increase of $4.2 million or 181% from the $2.3 million reported in 2010

Operating income as a percent of revenue, or operating margin, was 8% for both the second quarter and first six months of 2011. In 2010, our operating margins were 6% for the quarter and 5% for the first six months.

We reported income tax expense of $1.2 million for the second quarter and $2.2 million for the first six months of 2011. The effective tax rate was 32% for the second quarter and 30% for the first six months of 2011.

For 2010, the Company reported income tax expense of $0.4 million for the second quarter and $0.7 million for the first six months. The effective tax rate reported in 2010 was 22% for the second quarter and 25% for the six month period ended June 30th.

The increase in the tax expense for the second quarter and first six months is attributable to both an increase in pretax profits and an increase in the effective tax rate. The effective rates for both 2011 and 2010 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned. In addition, tax expense in both periods of 2010 included a benefit of $0.3 million of discrete items related to the adjustment of prior year’s tax provisions. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

The makeup of our workforce as of June 30, 2011 was 420 people worldwide with 205 in sales, marketing and customer support, 148 in research and development and 67 in general and administrative. The average headcount for the second quarter of 2011 was 96 persons or 30% higher than the average headcount for the second quarter of 2010. The average headcount for the first six months of 2011 was 80 persons or 26% higher than the average headcount for the same period in 2010.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2011. As of June 30, 2011, our net cash balance was $84.6 million, a decrease of $1.4 million or approximately 2%, from $86.0 million at March 31, 2011, and a decrease of $0.9 million or 1%, from $85.5 million at December 31, 2010. The decrease in cash from March 31, 2011, was attributable to the purchase of Alfa & Ariss and an increase in other key elements of working capital, partially offset by the positive impact of change in exchange rates.

At June 30, 2011 we had working capital of $93.9 million, an increase of $3.1 million or 3%, from $90.8 million at March 31, 2011 and a decrease of $3.0 million, or 3% from $96.9 million reported at December 31, 2010. The decrease in working capital from December 31, 2010 was primarily related to the acquisitions of DigiNotar and Alfa & Ariss.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

I think I can safely say that Q2 was a very successful quarter. Revenue growth was outstanding, up 74% over Q2, 2010 and up 63% YTD when compared to the first half of 2010. Gross Margin was lower than we wished, but we explained the forces that impacted the numbers in our earlier comments. We expect gross margin to improve over time based on our investments in new products and cloud-based authentication and PKI services. Notwithstanding the volatility of the banking industry, we are optimistic about the business and VASCO’s future.

Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We would now like to address our revised guidance for the full-year 2011.

•	First, we are increasing our previous guidance for revenue growth from more than 20% to more than 40% growth for full-year 2011 over full-year 2010, and

•

Second, we continue to expect that our operating margins, excluding expenses related to the amortization of acquisition-related intangible assets, to be in a range between 8% to 12% of revenue. We expect, however, that given the investments previously noted in this call, we will be at the lower end of this range.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: